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                                                                    EXHIBIT 99.3

NEWS RELEASE
FOR IMMEDIATE RELEASE: 1 October 1997

INVISION COMPLETES ACQUISITION OF QUANTUM MAGNETICS; QUANTUM RECEIVES FAA CONTRACT FOR QSCAN-500 ADVANCED TECHNOLOGY SYSTEMS

FAA Order Demonstrates Benefits of the Acquisition in Expanding InVision's Detection Product Portfolio

    FOSTER CITY, Calif. --- InVision Technologies, Inc. (NASDAQ: INVN), manufacturer of the CTX 5000 - the only US Federal Aviation Administration (FAA) certified explosives detection system (EDS), today announced that has completed the approximately $12 million acquisition of Quantum Magnetics (Quantum) in a stock for stock merger in which InVision will issue up to 777,000 shares of its common stock. In addition, Quantum has entered into a contract with the FAA to supply a minimum of two and up to five QSCAN-500 advanced technology systems. The initial $860,000 order with an option for three more units could bring the total contract value to more than $2.3 million. Quantum will be operated as a wholly owned subsidiary of InVision.

    The QSCAN-500 utilizes quadrupole resonance analysis (QR) technology which is based on several key patents which Quantum has licensed on an exclusive basis from the Naval Research Laboratory (NRL) combined with significant patented advancements developed by Quantum. QR has significant detection capabilities, especially for identifying compounds typically found in sheet explosives, which have been the most difficult type of explosive to detect, as well as bulk military and plastic explosives. The QSCAN-500 systems purchased by the FAA are expected to complement existing airport x-ray systems. The FAA has not disclosed where the systems will be deployed.

    "This purchase recognizes the potential of Quantum's QR technology in the EDS industry," said Sergio Magistri, President and Chief Executive Officer of InVision. "The Quantum QR technology can add explosives detection capability to x-ray systems, as well as improve the performance of FAA certified explosives detection systems, such as the CTX 5000, by increasing throughput and reducing false alarms. With the acquisition of Quantum Magnetics completed, InVision broadens its industry leadership."

    "This contract from the FAA is the culmination of more than 10 years of research and development," said Dale Sheets, President of Quantum. "The QSCAN-500 scans for explosive compounds providing high detection levels of virtually all military and commercial high performance plastic explosives combined with one of the lowest alarm rates of any advanced technology system."

    The order is a result of The White House Commission on Aviation Safety and Security chaired by Vice President Al Gore which recommended the purchase and deployment of explosives detection, trace detection and other advanced technology systems, such as the QSCAN-500 and enhanced x-ray systems.

    Another strength of the QR technique is that it examines volume without imaging. The configuration of the explosive, whether in bulk, sheet or distributed is irrelevant to detection by QR, nor is there any degradation in performance when detecting US military C-4 plastic explosive rolled into very thin sheets. Similar results are achieved using commercial sheet explosives.

    Quantum was founded in 1987 to develop and commercialize patented and proprietary technology for inspection, detection and analysis of explosives and other materials based on a state-of-the-art, low-cost version of magnetic resonance. Its products include devices to inspect checked and carry-on luggage and cargo at airports and customs facilities, a small scanner to detect explosives and illegal drugs in mail and other small packages, and an advanced security system for the detection of liquid explosives and flammables in sealed glass or plastic containers. The company is headquartered in San Diego, Calif.


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    InVision Technologies, Inc. develops, manufactures, and markets an explosives detection system based upon advanced computed tomography technology for the inspection of checked luggage on commercial airline flights. The Company is based in Foster City, California. Additional information about the Company can be obtained on the World Wide Web at: http://www.businesswire.com/cnn/invn.htm or at http://www.invision-tech.com.

    Except for the historical information contained herein, this news release may contain forward looking statements that involve risks and uncertainties, including the risk that difficulties will arise in combining QR technology with x-ray and CT systems, the risks inherent with combining the operations of two separate companies, the timely development of products and the acceptance and pricing of new products, as well as other risks detailed from time to time in the Company's SEC reports, including the most recent report on Form 10-K, as amended.

###

Media Contact:
    Todd Irwin
    Coltrin & Associates
    650/373-2005
    Todd_Irwin@coltrin.com

Investor Contact:
    Curt DiSibio
    InVision Technologies
    650/578-1930


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